Exhibit 16.1

April 11, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington DC, 20549-7561

Dear Sirs/Madams: We have read Item 4.01 of Form 8-K dated April 11, 2013 of Canwealth Minerals Corporation (f/k/a USG1, Inc.) and are in agreement with the statements concerning our Firm in such Form 8- K.

Sincerely,

KCCW Accountancy Corp. Diamond Bar, California